Exhibit 99.1

News Release

RSP Permian, Inc. Prices Upsized Public Offering of Common Stock

Dallas, Texas — August 4, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced that it has priced an underwritten public offering of 7,000,000 shares of its common stock at $22.50 per share. The offering was upsized to 7,000,000 shares of common stock from the original offering size of 6,000,000 shares of common stock. Total gross proceeds (before the underwriter’s discounts and commissions and estimated offering expenses) will be approximately $157.5 million to the Company. The Company has granted the underwriter a 30-day option to purchase up to 1,050,000 additional shares of the Company’s common stock. The offering is expected to close on August 7, 2015, subject to customary closing conditions.

As previously announced, the Company has recently closed acquisitions of, or entered into definitive purchase agreements to acquire, undeveloped acreage and oil and gas producing properties located in Martin and Glasscock counties for an aggregate purchase price of approximately $274 million, subject to certain customary purchase price adjustments (the “Martin Glasscock Acquisitions”). The Company intends to use the net proceeds from this offering to fund a portion of the purchase price of the Martin Glasscock Acquisitions.  We anticipate the remainder of the purchase price of the Martin Glasscock Acquisitions will come from borrowings under our revolving credit facility or, to the extent we deem market conditions favorable, by other capital markets transactions.

Goldman, Sachs & Co. is acting as the sole underwriter of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2015. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Goldman, Sachs & Co., c/o Prospectus Department, 200 West Street, New York, NY 10282, by calling (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.